Exhibit 23.3

August 4, 2011

Royal Bank of Canada,
200 Bay Street,
Royal Bank Plaza,
Toronto, Ontario,
Canada M5J 2J5.

Ladies and Gentlemen:

We are acting as special United States federal taxation counsel to Royal Bank of Canada (the “Bank”), in connection with the issuance and delivery of the debt securities identified in Annex A to this letter (the “Notes”). Our opinion as to the United States federal income taxation treatment of the Notes is set forth in the pricing supplements related to the Notes identified on Annex A hereto (the “Pricing Supplements”) and the applicable portions of product supplement No. ARN-3 dated January 28, 2011. We hereby consent to the reference to our opinion in the Pricing Supplements. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

SULLIVAN & CROMWELL LLP

Annex A

Title of Notes	Date of Pricing Supplement	Date of Issue of Note

$155,501,120 Accelerated Return Notes® Linked to the S&P 500® Index, due September 28, 2012	July 28, 2011	August 4, 2011

$43,360,370 Accelerated Return Notes® Linked to the Russell 2000® Index, due September 28, 2012	July 28, 2011	August 4, 2011

$21,516,530 Accelerated Return Notes® Linked to the MSCI EAFE® Index, due September 28, 2012	July 28, 2011	August 4, 2011